EXHIBIT 10.63

Kings Pointe Capital, Inc.

515 Alta Vista Way ♦ Laguna Beach, CA. 92651

Phone:  (949) 715-7139 ♦ Fax:  (949) 715-7149 ♦ Email:  charliefuentes@cox.net

June 1, 2006

 FEE AGREEMENT

Between:

Cord Blood America, Inc.

Matthew Schissler – CEO

9000 West Sunset Blvd. Suite 400

West Hollywood, CA. 90069

And:

Kings Pointe Capital, Inc.

515 Alta Vista Way

Laguna Beach, CA. 92651

Re:

Fee Agreement

Cord Blood America, Inc. (“CBAI”) engages Kings Pointe Capital, Inc. (“KPC”) acting as a “FINDER” to provide the introduction services to assist Cord Blood America, Inc. by introducing Cord Blood America, Inc. and its agents to sources for capital infusion into Cord Blood America, Inc. business.

1.

Introduction to persons who can arrange infusion of money by Private Placement (504, 506, Reg. A or SB2), a stock block purchase, or other institutional or private source of capital into Cord Blood America, Inc.;

If  Cord Blood America, Inc. reaches an agreement to transact business with any such person (and/or with the successors or assigns of such persons, and/or with persons to whom such persons in turn introduce Cord Blood America, Inc., (hereinafter referred to as Kings Pointe Capital, Inc. Network) which results in the infusion of capital into Cord Blood America, Inc. (or its subsidiaries, partners or affiliates), as described above, or in any other fashion, Cord Blood America, Inc. agrees to pay Kings Pointe Capital, Inc. a “FEE” as follows:

A.

A “CASH FEE” equal to 10% of gross funds raised, generated or arranged for by way of (infusion of money by bank line, or other institutional or private source of capital, as loans to and/or convertible debt) and/or (licensing agreements, distribution agreements, or other contractual arrangements) which generates funds for Cord Blood America, Inc. directly or indirectly, by the Kings Pointe Capital, Inc. Network.  “CASH FEE” is due and payable upon funding.

This Agreement can be terminated by either party upon receipt by the other party of 90 days’ written notice.  In the event of such termination, Kings Pointe Capital, Inc. shall be entitled to be paid the above “FEES” on any transaction which is consummated within 36 months following the date of termination, and occurs between Cord Blood America, Inc. and Kings Pointe Capital, Inc. Network who was introduced to Cord Blood America, Inc. during the term of this Agreement.

COMPANY INITIALS __________       PAGE 1 of 2       KPC INITIALS __________

 FEE AGREEMENT

The person executing this Agreement hereby represents that their signature is duly authorized to bind Cord Blood America, Inc. to this Agreement.

CORD BLOOD AMERICA, INC. acknowledges:

A.)

Kings Pointe Capital, Inc. is not a licensed securities broker or dealer;

B.)

Kings Pointe Capital, Inc. is not undertaking to sell securities;

C.)

Kings Pointe Capital, Inc. functions will be solely to make introductions.

This Agreement may be executed in Kings Pointe Capital, Inc. counterparts, each of which may be deemed a part of this Agreement.  This Agreement shall be governed and construed in accordance with the laws of the State of California.

If any legal action is necessary to enforce or interpret the terms of this Agreement, it shall be brought exclusively in Orange County, California; and the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

This provision shall construe as applicable to the entire contract.  If any provision of this Agreement is found to be invalid by any court, the invalidity of such provision shall not affect the validity of the remaining provisions hereof.

Agreed to and accepted in May 26, 2006

CORD BLOOD AMERICA, INC.

KINGS POINTE CAPITAL, INC.

_______________________________

______________________________

MATTHEW SCHISSLER

CHARLIE FUENTES

CEO

MANAGING DIRECTOR